FOR IMMEDIATE RELEASE
Embecta Corp. Reports Third Quarter Fiscal 2022 Financial Results

PARSIPPANY, N.J., Aug 15, 2022 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta”) (Nasdaq: EMBC), one of the largest pure-play diabetes care companies in the world following its April 1, 2022, spin off from Becton, Dickinson and Company (“BD”), today reported financial results for the three and nine month periods ended June 30, 2022.
“Our fiscal third quarter 2022 results reinforce our core strength and further position embecta towards creating a company that allows for a life unlimited by diabetes,” said Devdatt “Dev” Kurdikar, Chief Executive Officer of embecta. “Despite a challenging macro-economic environment, we delivered resilient commercial performance during our first quarter as an independent company. While we continue to navigate through supply chain and inflationary pressures, as well as certain COVID-19 restrictions, given the strength of our third quarter results, coupled with our outlook for the remainder of the fiscal year, we are reiterating our second half of 2022 fiscal year financial guidance for as-reported revenue growth, and raising our second half of 2022 fiscal year financial guidance for constant currency revenue growth, adjusted gross margin and adjusted EBITDA margin.”
embecta was spun-off from BD on April 1, 2022. Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what embecta’s financial results would have been had embecta operated as a standalone public company. Therefore, financial results for the three and nine month periods ended June 30, 2021 and June 30, 2022 are not meaningfully comparable.

Third Quarter Fiscal Year 2022 Financial Highlights:
•Revenues of $291.1 million, down 1.3% on a reported basis; up 2.0% on a constant currency basis
◦U.S. revenues increased 4.1% on both a reported and constant currency basis
◦International revenues decreased 7.1% on a reported basis, and decreased 0.3% on a constant currency basis
•Gross profit and margin of $202.9 million and 69.7%, compared to $202.6 million and 68.7% in the prior year period
•Adjusted gross profit and margin of $203.1 million and 69.8%, compared to $206.4 million and 70.0% in the prior year period
•Net income of $62.4 million, compared to $104.7 million in the prior year period
•Adjusted EBITDA and margin of $117.9 million and 40.5%, compared to $143.6 million and 48.7% in the prior year period
•Announced a dividend of $0.15 per share
Nine Months Ended June 30 Fiscal Year 2022 Financial Highlights:
•Revenues of $854.9 million, down 1.1% on a reported basis; up 0.8% on a constant currency basis
◦U.S. revenues increased 0.1% on both a reported and constant currency basis
◦International revenues decreased 2.4% on a reported basis, and increased 1.6% on a constant currency basis
•Gross profit and margin of $598.0 million and 69.9%, compared to $590.2 million and 68.3% in the prior year period
•Adjusted gross profit and margin of $598.2 million and 70.0%, compared to $604.0 million and 69.9% in the prior year period
•Net income of $240.8 million, compared to $317.9 million in the prior year period
•Adjusted EBITDA and margin of $372.7 million and 43.6%, compared to $433.4 million and 50.1% in the prior year period

Strategic Highlights:
•Executing on transition service agreements with BD, while beginning to build up embecta’s internal organization, systems and processes
•Advanced the development of a type 2 closed loop insulin delivery system utilizing embecta’s proprietary patch pump, which carries Breakthrough Device Designation from the U.S. Food & Drug Administration

Third Quarter Fiscal Year 2022 Results:
Revenues by geographic region are as follows:

	Three months ended June 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2022	2021	$	%	%
United States	$158.0	$151.8	$6.2	4.1%	4.1%
International	133.1	143.2	(10.1)	(7.1)	(0.3)
Total	$291.1	$295.0	$(3.9)	(1.3)%	2.0%

Our revenues decreased by $3.9 million, or 1.3%, to $291.1 million in the third quarter of 2022 as compared to revenues of $295.0 million in the third quarter of 2021. Changes in our revenues are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. The decrease in revenues was primarily attributable to $9.7 million of unfavorable foreign currency impact due to the strengthening of the U.S. dollar, partially offset by favorable volume and price, to some extent, for customers in the U.S. and Central and Southeast Asia.
Nine Months Fiscal Year 2022 Results:
Revenues by geographic region are as follows:

	Nine months ended June 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2022	2021	$	%	%
United States	$450.4	$450.1	$0.3	0.1%	0.1%
International	404.5	414.4	(9.9)	(2.4)	1.6
Total	$854.9	$864.5	$(9.6)	(1.1)%	0.8%

Our revenues decreased by $9.6 million, or 1.1%, to $854.9 million for the nine months ended June 30, 2022 as compared to revenues of $864.5 million for the nine months ended June 30, 2021. The decrease in revenues was primarily driven by unfavorable foreign currency impact of $16.6 million due to the strengthening of the U.S. dollar, partially offset by favorable volume and price, to some extent, in the U.S., Canada and Mainland China, and countries within Eastern Europe, the Middle East, Africa and Central and Southeast Asia.

Second-Half Fiscal Year 2022 Updated Financial Guidance:
For the last six months of fiscal year 2022, the Company now expects:

Dollars in millions, except percentages	Current	Previous
Revenues	~$555	~$555
As Reported (%)	~(7.0%)	~(7.0%)
Constant Currency (%)	~(3.0%)	~(3.5%)
Contract Manufacturing*	~$10	~$15
Adjusted Gross Margin (%)	Mid 60%s	Low 60%s
Adjusted EBITDA Margin (%)	Mid 30%s	Low 30%s
TSA Expense	~$35	~$35
*Current guidance includes contract manufacturing revenues of approximately $10 million during the last six months of fiscal year 2022, as compared to the previous guidance which included approximately $15 million during the last six months of fiscal year 2022. There were no contract manufacturing revenues during the last six months of fiscal 2021.

We are unable to present a quantitative reconciliation of our expected adjusted gross margin, expected adjusted EBITDA and our expected adjusted EBITDA margin as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of certain one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance sheet, Liquidity and Other Updates
As of June 30, 2022, the Company had approximately $292.3 million in cash and cash equivalents and $1.648 billion of debt principal outstanding, and no amount drawn on the $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on September 14, 2022 to stockholders of record at the close of business on August 26, 2022.
Third Quarter of Fiscal Year 2022 Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on Aug 15, 2022 to discuss the results of the quarter, provide an update on its business, including financial guidance for fiscal year 2022, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the Company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 11:00 a.m. ET on August 15, 2022, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of Income
Embecta Corp.
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021

Revenues	$291.1	$295.0	$854.9	$864.5
Cost of products sold(1)	88.2	92.4	256.9	274.3
Gross Profit	$202.9	$202.6	$598.0	$590.2
Operating expenses:
Selling and administrative expense	83.8	60.5	212.9	169.5
Research and development expense	14.3	15.7	49.0	43.8
Other operating expenses	7.7	2.1	23.5	2.1
Total Operating Expenses	$105.8	$78.3	$285.4	$215.4
Operating Income	$97.1	$124.3	$312.6	$374.8
Interest expense, net	(19.5)	—	(24.4)	—
Other income (expense), net	(4.0)	0.6	(4.1)	3.7
Income Before Income Taxes	$73.6	$124.9	$284.1	$378.5
Income tax provision	11.2	20.2	43.3	60.6
Net Income	$62.4	$104.7	$240.8	$317.9

Net Income per common share:
Basic	$1.08	$1.81	$4.17	$5.50
Diluted	$1.07	$1.81	$4.14	$5.50
(1) For periods prior to the separation from BD, this income statement line includes cost of products sold from related party inventory purchases. For the three month period ended June 30, 2021, cost of products sold from related party inventory purchases were $11.4 million. For the nine month periods ended June 30, 2022 and 2021, cost of products sold from related party inventory purchases were $22.1 million and $30.4 million, respectively.

Condensed Consolidated Balance Sheets
Embecta Corp.

	June 30, 2022	September 30, 2021
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$292.3	$—
Trade receivables, net (net of allowance for doubtful accounts of $1.2 million in 2022 and $2.8 million in 2021)	22.2	150.6
Inventories:
Materials	12.0	13.1
Work in process	17.7	21.0
Finished products	100.6	83.9
	$130.3	$118.0
Amounts due from Becton, Dickinson and Company	97.0	—
Prepaid expenses and other	38.8	23.2
Total Current Assets	$580.6	$291.8
Property, Plant and Equipment, Net	375.7	451.0
Goodwill and Other Intangible Assets	25.0	33.9
Other Assets	68.5	11.3
Total Assets	$1,049.8	$788.0
Liabilities and Equity
Current Liabilities
Accounts payable	$64.3	$54.2
Accrued expenses	89.6	81.6
Salaries, wages and related items	41.1	28.2
Current debt obligations	9.5	—
Current finance lease liabilities	3.6	—
Income taxes	20.4	—
Total Current Liabilities	$228.5	$164.0
Deferred Income Taxes and Other Liabilities	36.8	29.7
Long-Term Debt	1,599.2	—
Non Current Finance Lease Liabilities	32.9	—
Commitments and Contingencies (Note 5)
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 57,806,040	0.6	—
Additional paid-in capital	5.8	—
Accumulated deficit	(556.0)	—
Net Investment from Becton, Dickinson and Company	—	864.8
Accumulated other comprehensive loss	(298.0)	(270.5)
Total Equity	(847.6)	594.3
Total Liabilities and Equity	$1,049.8	$788.0

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited)

	Nine Months Ended June 30,
	2022	2021
Operating Activities
Net income	$240.8	$317.9
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	24.2	29.4
Amortization of debt issuance costs	1.9	—
Impairment of property, plant and equipment	—	13.8
Share-based compensation	14.3	9.6
Pension expense	6.4	7.0
Deferred income taxes	0.4	—
Change in operating assets and liabilities:
Trade receivables, net	123.6	(1.6)
Inventories	(23.6)	(16.7)
Due from Becton, Dickinson and Company	(99.6)	—
Prepaid expenses and other	(25.8)	(4.0)
Accounts payable	41.4	(8.3)
Accrued expenses	25.9	19.1
Income and other net taxes payable	10.8	—
Other current liabilities	5.8	4.4
Other, net	7.7	0.2
Net Cash Provided by Operating Activities	$354.2	$370.8
Investing Activities
Capital expenditures	(15.0)	(24.0)
Acquisition of intangible assets	(0.4)	(1.9)
Net Cash Used for Investing Activities	$(15.4)	$(25.9)
Financing Activities
Proceeds from the issuance of long-term debt	1,450.0	—
Payments on long-term debt	(2.4)	—
Payment of long-term debt issuance costs	(33.3)	—
Payment of revolving credit facility fees	(5.6)	—
Payments on finance lease	(0.9)	—
Net consideration paid to Becton, Dickinson and Company in connection with the Separation	(1,266.0)	—
Net transfers to Becton, Dickinson and Company	(182.7)	(344.9)
Net Cash Used for Financing Activities	$(40.9)	$(344.9)
Effect of exchange rate changes on cash and cash equivalents	(5.6)	—
Net Change in Cash and cash equivalents	$292.3	$—
Opening Cash and cash equivalents	—	—
Closing Cash and cash equivalents	$292.3	$—

Non-GAAP financial measures
In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (ii) adjusted EBITDA, as further defined below, (iii) adjusted gross profit and adjusted gross profit margin, and (vi) Constant Currency revenue growth. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. Additionally, EBITDA and Adjusted EBITDA are important metrics for debt investors who utilize debt-to-EBITDA ratios. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.
We believe EBITDA is an important valuation measurement for management and investors given the effect non-cash charges such as amortization related to acquired intangible assets and depreciation of capital equipment have on net income. Additionally, we regard EBITDA as a useful measure of operating performance and cash flow before the effect of interest, taxes, depreciation and amortization and as a complement to operating income, net income and other GAAP financial performance measures. We define adjusted EBITDA as EBITDA excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) share-based compensation, (ii) impairment losses incurred, (iii) separation costs associated with our spin-off from BD, and (iv) other significant items management deems irregular or non-operating in nature. We use adjusted EBITDA when evaluating operating performance because we believe the exclusion of such adjustments is necessary to help provide an accurate measure of on-going core operating results and to evaluate comparative results period over period.
For the three and nine month periods ended June 30, 2022, the reconciliation of net income to EBITDA and adjusted EBITDA was as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
Dollars in millions
	2022	2021	2022	2021
Net income	$62.4	$104.7	$240.8	$317.9
Interest expense, net	19.5	—	24.4	—
Income taxes	11.2	20.2	43.3	60.6
Depreciation and amortization	9.1	9.9	24.2	29.4
EBITDA	102.2	134.8	332.7	407.9
Share-based compensation expense	5.8	2.9	14.3	9.6
One-time costs (1) (2)	9.9	2.1	25.7	2.1
Impairment losses (3)	—	3.8	—	13.8
Adjusted EBITDA	$117.9	$143.6	$372.7	$433.4
(1)One-time costs incurred during the three months ended June 30, 2022 primarily include costs to stand up the Company. Approximately $7.7 million of the one-time costs are recorded in Other operating expenses, $1.7 million are recorded in Selling, general and administrative expenses, $0.3 million are recorded in Research and development expense, and $0.2 million are recorded in Cost of products sold. For the three months ended June 30, 2021, $2.1 million of the one-time costs are classified in Other operating expenses.
(2)One-time costs incurred during the nine months ended June 30, 2022 primarily include costs to stand up the Company. Approximately $23.5 million of the one-time costs are recorded in Other operating expenses, $1.7 million are recorded in Selling, general and administrative expenses, $0.3 million are recorded in Research and development expense, and $0.2 million are recorded in Cost of products sold. For the nine months ended June 30, 2021, $2.1 million of the one-time costs are classified in Other operating expenses.
(3)Relates to impairment charges incurred during fiscal year 2021.

For the three and nine month periods ended June 30, 2022, the reconciliation of GAAP Gross Profit and Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin was as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
Dollars in millions
	2022	2021	2022	2021
Revenue	$291.1	$295.0	$854.9	$864.5
Cost of sales	88.2	92.4	256.9	274.3
Gross Profit	202.9	202.6	598.0	590.2
Gross Margin	69.7%	68.7%	69.9%	68.3%
Share-based compensation expense	0.2	—	0.2	—
Impairment losses	$—	$3.8	$—	$13.8
Adjusted Gross Profit (1)	$203.1	$206.4	$598.2	$604.0
Adjusted Gross Profit Margin	69.8%	70.0%	70.0%	69.9%
(1) Adjusted Gross Profit is calculated by excluding impairment losses and the portion of stock-based compensation expense allocated to Cost of sales associated with the modification of employee share awards on the Separation date.
Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. A stronger U.S. dollar, compared to the prior-year period, resulted in an unfavorable foreign currency translation impact to our revenues as compared to the prior-year period. We evaluate our results of operations on both a reported and a Constant Currency basis, which excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a Constant Currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. We calculate Constant Currency percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
For the three and nine month periods ended June 30, 2022, the reconciliation of revenue growth to Constant Currency was as follows:

	Three months ended June 30,
Dollars in millions	2022	2021	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$291.1	$295.0	(1.3)%	(3.3)%	2.0%

	Nine months ended June 30,
Dollars in millions	2022	2021	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$854.9	$864.5	(1.1)%	(1.9)%	0.8%

About embecta

embecta, formerly part of BD (Becton, Dickinson and Company), is one of the largest pure-play diabetes care companies in the world, leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of more than 2,000 employees around the globe. For more information, visit embecta.com, the content of which is not a part of this press release.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “pursue”, “will” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2022 financial guidance and its capabilities as an independent company and strategic priorities, including its ability to optimize its product portfolio and achieve more efficient resource and capital allocation. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations, (ii) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers, (iii) any failure by BD to perform of its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (v) changes in reimbursement practices of governments or private payers or other cost containment measures; (vi) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (vii) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (viii) any impact of the COVID-19 pandemic, including disruptions in its operations and supply chains; (ix) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (x) the expected benefits of the separation from BD; (xi) risks associated with embecta’s indebtedness; (xii) the risk that embecta’s separation from BD will be more difficult or costly than expected; and (xiii) the other risks described in our periodic reports filed with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Information Statement dated February 11, 2022, filed with the SEC on February 11, 2022 as Exhibit 99.1 to our Current Report on Form 8-K. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS

Investors:
Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
Contact IR
Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
Contact Media Relations